Exhibit 99.4

ESCROW AGREEMENT

ESCROW AGREEMENT dated July 23, 2008 (this “Agreement”) among Patriot Coal Corporation, a corporation organized under the laws of the State of Delaware (“Parent”), ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly (the “Stockholder Representative”), and Sovereign Bank, as escrow agent (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, Parent, Colt Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Magnum Coal Company, a Delaware corporation (the “Company”), and the Stockholder Representative have entered into an Agreement and Plan of Merger dated as of April 2, 2008 (as amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent, in each case upon the terms and subject to the conditions of the Merger Agreement (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, the Designated Stockholders have appointed ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly, as the Stockholder Representative, and the Stockholder Representative has accepted the appointment to act on behalf of the Stockholders for purposes of this Agreement and as set forth in the Merger Agreement;

WHEREAS, it is contemplated under the Merger Agreement that Parent will deposit into escrow at the Closing the Escrow Shares, to be held and disbursed by the Escrow Agent in accordance with this Agreement and the Merger Agreement;

WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent under this Agreement; and

WHEREAS, the Escrow Agent will hold the Escrow Shares in a separate escrow account (the “Escrow Account”) pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties to this Agreement agree as follows:

ARTICLE 1
Escrow Arrangements

Section 1.01.  Appointment and Agreement of Escrow Agent.  Parent and the Stockholder Representative hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent on the terms and conditions set forth in this Agreement.

Section 1.02.  Establishment of the Escrow Account.  In accordance with Section 2.08 of the Merger Agreement, Parent shall deliver to the Escrow Agent as of the Closing the Escrow Shares.  The Escrow Agent shall hold the Escrow Shares in escrow pursuant to the terms and conditions of this Agreement.  Upon execution of this Agreement, the Escrow Agent acknowledges receipt of 1,190,155 shares of Common Stock of Parent representing the Escrow Shares.

Section 1.03.  Purpose of the Escrow Account.  The Escrow Shares will be deposited with the Escrow Agent and held by the Escrow Agent to secure any indemnification obligations of the Stockholders under Article 11 of the Merger Agreement.  The Escrow Agent shall treat the Escrow Shares as an escrow fund in accordance with the terms of this Agreement and the Merger Agreement and shall hold and dispose of the Escrow Shares only in accordance with the terms of this Agreement.

Section 1.04.  Taxes.

(a)        The parties agree, to the extent permitted by Applicable Law, for purposes of U.S. federal income Taxes and other applicable Taxes based on income, to treat the Designated Stockholders as the owners of the Escrow Shares.  The Escrow Agent shall timely report to the Designated Stockholders, and as otherwise required under Applicable Law (including on Internal Revenue Service Forms 1099), all dividends, interest and other income earned on the Escrow Shares as income of the Designated Stockholders in the taxable year or years in which such income is properly includible, in accordance with their Pro Rata Shares.  For purposes of this Agreement, “Pro Rata Share” of a Designated Stockholder means the percentage set forth on Schedule A opposite such Designated Stockholder’s name.

(b)        The Escrow Agent shall deduct and withhold from any funds or other assets otherwise payable out of the Escrow Account to any Person pursuant to this Agreement such amounts as the Escrow Agent is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax law.  To the extent the Escrow Agent so deducts and withholds amounts, such deducted and withheld amounts shall be timely remitted to the applicable Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which the Escrow Agent made such deduction and withholding.  If the Escrow Agent so deducts and withholds amounts, the Escrow Agent shall deliver to the Person(s) in respect of which the Escrow Agent made such deduction and withholding an original receipt (or certified copy thereof), or if unavailable, evidence reasonably satisfactory to such Person(s) that such amounts have been timely remitted to the applicable Taxing Authority.  The Escrow Agent shall cooperate in (i) completing any procedural requirements necessary for the Escrow Agent to make a payment without such deduction or withholding and (ii) assisting Person(s) to obtain a refund for any amount which the Escrow Agent deducted or withheld.  The Stockholder Representative shall use its commercially reasonable efforts to cause each Designated Stockholder (who has not provided the following forms to the Escrow Agent at the Effective Time) to promptly provide to the Escrow Agent an Internal Revenue Service Form W-8 or W-9, as appropriate, and all other Tax forms that the Escrow Agent reasonably requests in connection with its obligations under the Code and the Treasury Regulations thereunder in respect of withholding, backup withholding and information reporting.

Section 1.05.  Payments from the Escrow Account.

(a)        If the Escrow Agent receives a certificate (or any number of counterparts thereof) signed by both Parent and the Stockholder Representative and directing the Escrow Agent as to delivery of all or any part of the Escrow Shares to Parent and/or the Designated Stockholders (or any other Persons) (a “Joint Certificate”), the Escrow Agent shall immediately deliver such Escrow Shares from the Escrow Account as directed in such Joint Certificate.

(b)        Subject to Section 11.01 of the Merger Agreement, if at any time (or from time to time), Parent wishes to make a claim (each, a “Parent Claim”) on behalf of itself or any other Indemnified Party under Section 11.02 of the Merger Agreement (collectively, the “Parent Indemnitees”) against the Escrow Shares for which it, acting in good faith, reasonably believes it is (or they are) entitled to recovery under Article 11 of the Merger Agreement, Parent shall deliver to the Escrow Agent and the Stockholder Representative a certificate signed by Parent (an “Indemnity Certificate”).  Parent may make a Parent Claim in respect of an amount of reasonably anticipated Damages in advance of the actual incurrence of such Damages, and, in the event such Damages are properly recoverable by a Parent Indemnitee in respect of a claim for indemnification under Section 11.02 of the Merger Agreement, payments will be made in respect of such Parent Claim as such Damages are actually incurred.

(c)        Parent shall deliver to the Stockholder Representative a copy of each Indemnity Certificate simultaneously with its delivery to the Escrow Agent.  If (pursuant to the applicable provisions of the Merger Agreement) the Stockholder Representative objects in good faith to Parent’s calculation of the amount or entitlement to payment of any amount, stated in any Indemnity Certificate (a “Contested Claim”), the Stockholder Representative shall, within ten Business Days after receipt of such Indemnity Certificate, deliver to the Escrow Agent and Parent a certificate, executed by the Stockholder Representative (a “Notice of Dispute”), specifying (i) each such Contested Claim to which the Stockholder Representative objects and (ii) in reasonable detail the nature and basis for each such objection (provided that no such notice delivered in good faith by the Stockholder Representative shall fail to be a “Notice of Dispute” hereunder by virtue of any failure to comply with such specifications).  The Stockholder

Representative shall be deemed to have agreed with (and the parties hereto shall be deemed to be bound by) all items and matters contained in a Indemnity Certificate, except to the extent there is an objection to any such item or matter in the Notice of Dispute.  Parent and the Stockholder Representative shall negotiate in good faith and each shall use their respective commercially reasonable efforts to agree upon the rights of the respective parties with respect to any Contested Claim.

(d)        If the Escrow Agent shall not have received a Notice of Dispute within ten Business Days (the “Disagreement Period”) of delivery to the Escrow Agent of an Indemnity Certificate, the Escrow Agent shall deliver to Parent (or to such Person as otherwise directed in such Indemnity Certificate) Escrow Shares with a value (based on the Market Value and calculated in accordance with the Merger Agreement) equal to the amount of the Parent Claim in such Indemnity Certificate.

(e)        If the Escrow Agent receives, within ten Business Days after delivery to the Escrow Agent of an Indemnity Certificate, a Notice of Dispute objecting to any matter specified in that Indemnity Certificate, the amount so objected to shall be held by the Escrow Agent and shall not be released from the Escrow Account (but the remainder of the amount claimed, if any, shall be paid or delivered by the Escrow Agent to Parent (or to such Person as otherwise directed in such Indemnity Certificate), except, with respect to the amount as to which the Stockholder Representative has so objected, in accordance with either:

(i)                 a written settlement agreement executed by Parent and the Stockholder Representative; or

(ii)                a final, non-appealable decision of a court of competent jurisdiction (either of (i) or (ii), a “Final Determination”),

after which time the Escrow Agent shall transfer to Parent (or to such Person as otherwise directed in such Indemnity Certificate) out of the Escrow Account as soon as practicable a number of Escrow Shares with a value (based on the Market Value and calculated in accordance with the Merger Agreement) equal to the amount set forth in the Final Determination.

(f)        Notwithstanding any survival or time limitations set forth in the Merger Agreement with respect to any given Parent Claim, Parent shall be entitled to maintain and prove such Parent Claim that has been set forth in an Indemnity Certificate delivered pursuant to Section 1.05(b) on or before the end of the applicable survival or time limitation period until such claim is fully and finally resolved even if such resolution does not occur until after the end of such survival or time limitation period.  At any time before or after the end of an applicable survival or time limitation period, Parent shall be entitled to deliver a revised Indemnity Certificate in accordance with Section 1.05(b) with respect to any Parent Claim setting forth the recalculated amount of Damages incurred or that the relevant Parent Indemnitee reasonably anticipates it or other Parent Indemnitees may incur with respect to such Parent Claim, at the time of such delivery.  For purposes of this Agreement, the “Reserved Amount” means, with respect to each Parent Claim and at any given time, the amount claimed in good faith (including amounts the relevant Parent Indemnitee reasonably anticipates it or other Parent Indemnitees may incur) and unpaid (including, for the avoidance of doubt, applicable interest thereon) as set forth in the most recent Indemnity Certificate delivered with respect to such Parent Claim at such time, to the extent those claims shall not have been fully and finally resolved at or before such time.  In this respect:

(i)                 if, on the first Business Day after the first anniversary of the date hereof (the “Initial Release Date”), the aggregate Market Value as of the Initial Release Date of the Escrow Shares then remaining in the Escrow Account exceeds the aggregate of all Reserved Amounts at such time, then promptly after the Initial Release Date, the Escrow Agent shall (x) deliver to each Stockholder at the address for such Stockholder set forth on Schedule A hereto a number of Escrow Shares equal to such Stockholder’s Pro Rata Share of such excess and (y) retain in the Escrow Account the remainder of the Escrow Shares;

(ii)                 if, on the Initial Release Date, the aggregate of all Reserved Amounts at such time is greater than or equal to the aggregate Market Value as of the Initial Release Date of the Escrow Shares then remaining in the Escrow Account, the Escrow Agent shall retain all of the Escrow Shares in the Escrow Account; and

(iii)                 if, following the Initial Release Date, the disposition of all remaining Reserved Amounts is determined pursuant to one or more Final Determinations and, if applicable, paid to a Parent Indemnitee, and after such payment(s), if any, any Escrow Shares remain in the Escrow Account, then the Escrow Agent shall promptly deliver to each Stockholder at the address for such Stockholder set forth on Schedule A hereto a number of Escrow Shares equal to such Stockholder’s Pro Rata Share of the remainder of the Escrow Shares.

(g)        In connection with any delivery of Escrow Shares by the Escrow Agent to any Person pursuant to this Agreement, to the extent a physical stock certificate held by the Escrow Agent with respect to any Escrow Shares to be delivered to such Person represents shares in excess of the number of Escrow Shares to be delivered to such Person, the Escrow Agent shall deliver such stock certificate to Parent and Parent shall promptly prepare and deliver to the Escrow Agent a new stock certificate representing such excess number of shares and the Escrow Agent shall hold such new stock certificate as part of the Escrow Shares in the Escrow Account.  Parent and the Stockholder Representative authorize the Escrow Agent for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

(h)        For purposes hereof, the amount of any given Parent Claim shall include interest in accordance with Section 11.02(g) of the Merger Agreement.

Section 1.06.  Maintenance of the Escrow Account.  The Escrow Agent shall continue to maintain the Escrow Account until the time at which there shall be no Escrow Shares or other property in such Escrow Account.

Section 1.07.  Voting of Escrow Shares.  With respect to any matter on which the holders of Parent Stock have voting rights, the Escrow Shares shall be voted, subject to the terms of the Voting Agreement, as directed by the Stockholder Representative on behalf of each Designated Stockholder.

ARTICLE 2
Matters Relating To the Escrow Agent

Section 2.01.  Escrow Agent.

(a)        Except as expressly permitted by this Agreement or by joint written instructions from Parent and the Stockholder Representative, the Escrow Agent shall not transfer or otherwise dispose of in any manner all or any portion of the Escrow Shares, except pursuant to an order of a court of competent jurisdiction.

(b)        The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable, except for the performance of such duties and obligations as are specifically set forth in this Agreement.

(c)        In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument.  The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

(d)        The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder, except in the case of its negligence, bad faith or willful misconduct.  The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)        The Escrow Agent shall have no duty as to the collection or protection of the Escrow Shares, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such Escrow Shares actually in its possession.

(f)        As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive fees in the amounts specified in Schedule B to this Agreement and shall be reimbursed upon request for all reasonable expenses, disbursements and advances, including reasonable fees of outside counsel, if any, reasonably incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement.  All such fees and expenses shall be paid 50% by Parent and 50% by the Stockholder Representative.  The Escrow Agent hereby acknowledges receipt of payment of fees payable hereunder from the date hereof to the first anniversary of this Agreement.  Any fees that are outstanding at the time of termination of this Agreement either may be deducted from the Escrow Account prior to making the final distribution or the Escrow Agent may withhold sufficient assets from the final distribution to cover the escrow fee then due, in the sole discretion of the Escrow Agent.

(g)        Parent and the Stockholder Representative shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or connection with the acceptance of, or the performance of, its duties and obligations under this Agreement; provided, that such loss, liability or expense shall be divided equally between Parent, on the one hand, and the Stockholder Representative, on the other.

(h)        The Escrow Agent may at any time resign by giving 20 Business Days’ prior written notice of resignation to Parent and the Stockholder Representative.  Parent and the Stockholder Representative may at any time jointly remove the Escrow Agent by giving 10 Business Days’ written notice signed by each of them to the Escrow Agent.  If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having (or, in the case of a subsidiary of a bank holding company, its parent shall have) assets in excess of $500 million, and which shall be reasonably acceptable to the Stockholder Representative, shall be appointed by Parent by written instrument executed by Parent and the Stockholder Representative and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Stockholder Representative, Parent or the successor Escrow Agent, execute and deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Shares held by such predecessor Escrow Agent and all other rights hereunder, and records relating hereto, of such predecessor Escrow Agent.  If no successor Escrow Agent shall have been appointed within 20 Business Days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Shares until the earlier of its receipt of designation of a successor Escrow Agent, a joint written instruction by Parent and the Stockholder Representative and termination of this Agreement in accordance with its terms.

(i)        If any controversy arises between the parties to this Agreement concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow

Agent may hold all documents, assets and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means.  In such event, the Escrow Agent will not be liable for interest or damage.  Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties other than the Escrow Agent to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized, at its option, to deposit with the Clerk of the Court or the arbitrator, as applicable, all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which the parties agree to pay.  Upon initiating such interpleader action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

ARTICLE 3
Miscellaneous

Section 3.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission but not electronic mail) and shall be given,

(a)	if to Parent, to:

Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Attention: Joseph W. Bean
Facsimile No.: (314) 275-3656

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: William L. Taylor
Facsimile No.: (212) 450-4800

(b)	if to the Stockholder Representative, to:

ArcLight Energy Partners Fund I, L.P.
ArcLight Energy Partners Fund II, L.P.
c/o ArcLight Capital Partners, LLC
152 West 57th Street, 53rd Floor
New York, NY 10019
Attention: Robb E. Turner
Senior Partner
Facsimile No.: 212-888-9275

with a copy to:

ArcLight Energy Partners Fund I, L.P.
ArcLight Energy Partners Fund II, L.P.
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention: Christine M. Miller
Associate General Counsel
Facsimile No.: 617.867.4698

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10022
Attention: Sean C. Doyle, Esq.
Facsimile No.: (212) 735-2000

(c)	if to Escrow Agent, to:

Sovereign Bank, Wealth Management Division
75 State Street, 4th Floor
Boston, MA 02109
Attention: Amy Pappas
Account Officer
Facsimile No.: (617) 346-7497

with a copy to:

Cynthia Kelly, Chief Compliance Officer
Facsimile No.: (484) 338-2799

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.  If any Indemnity Certificate, Notice of Dispute or other certificate or document is required to be delivered to the Escrow Agent and any other party, the Escrow Agent may assume without inquiry that such document was received by such other party when it was received by the Escrow Agent.

Section 3.02.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.03.  Amendments and Waivers.

(a)        Any provision of this Agreement (including any Schedule hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.04.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.05.  Assignment; Successors.  This Agreement may not be assigned without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties); provided that Parent may assign this Agreement to any Person without the consent of the other parties hereto, but any such assignment shall not relieve Parent of its obligations hereunder.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns.  The Escrow Agent may assume without inquiry that any assignment purported to be made by Parent pursuant to this Section is valid.

Section 3.06.  Entire Agreement.  This Agreement supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 3.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

Section 3.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.01 shall be deemed effective service of process on such party.

Section 3.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Until and unless each party has received a counterpart of this Agreement signed by each of the other parties, this Agreement shall have no effect, and no party shall have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication).  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto and the Stockholders any rights or remedies hereunder.  Any such counterpart may be delivered by facsimile or other electronic format (including “.pdf”).

Section 3.11.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without the requirement to post bond) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts provided for in Section 3.08, in addition to any other remedy to which they are entitled at law or in equity.

Section 3.12.  Payments.  All payments hereunder shall be made promptly, and in any event within one Business Day, after the entitlement to the payment is determined as set forth herein.

Section 3.13.  Certain Amendments.  If, after the date hereof, Parent shall pay any dividend or make any distribution in respect of the Escrow Shares or the Escrow Shares shall be exchanged for or converted into other securities, assets, cash or any combination thereof, then promptly thereafter the parties hereto will enter into an appropriate amendment to this Agreement to properly account for such distribution, dividend, exchange or conversion.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first written above.

PATRIOT COAL CORPORATION

By:	/s/Joseph W. Bean
Name:	Joseph W. Bean
Title:	Senior Vice President, General Counsel & Corporate Secretary

ARCLIGHT ENERGY PARTNERS FUND I, L.P., as Stockholder Representative,
By: ArcLight PEF GP, LLC, its General Partner

By: ArcLight Capital Holdings, LLC, its Manager

By:	/s/Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

ARCLIGHT ENERGY PARTNERS FUND II, L.P., as Stockholder Representative,
By: ArcLight PEF GP II, LLC, its General Partner

By: ArcLight Capital Holdings, LLC, its Manager

By:	/s/Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

SOVEREIGN BANK

By:	/s/
Name:
Title: